Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8/A Nos. 333-113341 and 333-13388 and Form S-8 Nos. 333-119011 and 333-129825 and Form S-3 Nos. 333-122630 and 333-133460 and Form S-3/A Nos. 333-127546 and 333-132069 and Form S-3 MEF No. 333-128944) of Bookham, Inc. of our reports dated September 11, 2006, with respect to the consolidated financial statements and schedule of Bookham, Inc., Bookham, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bookham, Inc., included in this Annual Report (Form 10-K) for the year ended July 1, 2006
/s/ Ernst & Young LLP
San Jose, California
September 14, 2006